Exhibit 1.2

Carcetti Capital Corp.

ODYSSEY
Trader's Bank Building
1100, 67 Yonge Street
Toronto ON M5E 1J8

Voting Instruction Form ("VIF") – Annual General and Special Meeting
Meeting to be held on Oct 30, 2025

Appointment of Appointee
I/We being the undersigned holder(s) of **Carcetti Capital Corp.** (the "**Company**") hereby appoint Glenn Kumoi or failing this person, Jonathan Awde

OR

Print the name of the person you are appointing if this person is someone other than the Management Nominees listed herein:

☐

as my/our appointee with full power of substitution and to attend, act, and to vote for and on behalf of the holder in accordance with the following direction (or if no directions have been given, as the appointee sees fit) and all other matters that may properly come before the **Annual General and Special Meeting** of **Carcetti Capital Corp.** to be held at 1200 Waterfront Centre, 200 Burrard St., Vancouver, BC, Canada V7X 1T2 at **10:00 AM PST** or at any adjournment thereof.

Resolution	For	Against
1. **Number of Directors.** To set the number of directors to be elected at the Meeting to six (6).	☐	☐

2. Election of Directors.

	For	Against		For	Against
a. **Jonathan Awde**	☐	☐	b. **Jason Kosec**	☐	☐
c. **Richard Silas**	☐	☐	d. **Audra Walsh**	☐	☐
e. **Robert Quartermain**	☐	☐	f. **Glenn Kumoi**	☐	☐

Resolution	For	Withhold
3. **Appointment of Auditors.** To re-appoint Davidson & Company, LLP as the auditor of the Company for the ensuing year and to authorize the directors to fix their remuneration.	☐	☐

Resolution	For	Against
4. **Amalgamation Resolution.** to consider and, if deemed appropriate, to pass, with or without variation, a special resolution, the full text of which is set forth in Appendix A to the management information circular of the Company dated September 30, 2025 (the "**Circular**"), to approve the amalgamation (the "**Amalgamation**") of the Company and 17276583 Canada Ltd., a wholly owned subsidiary of the Corporation ("**Subco**"), upon the terms and conditions set forth in the amalgamation agreement to be entered into between the Corporation and Subco (the "**Amalgamation Agreement**"), substantially in the form attached as Appendix B to the Circular, as the Amalgamation may be modified or amended in accordance with the terms of the Amalgamation Agreement upon execution.	☐	☐
5. **Omnibus Plan.** To consider, and if thought advisable, to pass an ordinary resolution to approve the Company's new 10% rolling omnibus equity incentive plan, as more particularly described in the Circular.	☐	☐

Authorized Signature(s) – This section must be completed for your instructions to be executed.

I/we authorize you to act in accordance with my/our instructions set out above. I/We hereby revoke any VIF previously given with respect to the Meeting. If no voting instructions are indicated above, **this VIF will be voted as recommended by Management.**

Signature(s): ______________________

Date ____________ **MM / DD / YY**

Interim Financial Statements – Check the box to the right if you would like to receive interim financial statements and accompanying Management's Discussion & Analysis by mail. See reverse for instructions to sign up for delivery by email. ☐

Annual Financial Statements – Check the box to the right if you would like to receive the Annual Financial Statements and accompanying Management's Discussion and Analysis by mail. See reverse for instructions to sign up for delivery by email. ☐

DN:

INSTEAD OF MAILING THIS VIF, YOU MAY SUBMIT YOUR VIF USING SECURE ONLINE VOTING AVAILABLE ANYTIME: This VIF is solicited by and on behalf of Management. VIFs must be received by 10:00 AM PST, on Oct 28, 2025. Notes to VIF 1. We are sending to you the enclosed proxy-related materials that relate to a meeting of the holders of the series or class of securities that are held on your behalf by the intermediary code identified to the right. Unless you attend the meeting and vote in person, your securities can be voted only by management, as proxy holder of the registered holder, in accordance with your instructions. 2. Each holder has the right to appoint a person, who need not be a holder, to attend and represent them at the Meeting. If you wish to appoint a person other than the persons whose names are printed herein, please insert the name of your chosen appointee in the space provided on the reverse. 3. Should you wish to attend the meeting and vote in person, please write your name in the place provided for that purpose in the voting instruction form provided to you which will grant you the right to attend the meeting and vote in person. 4. We are prohibited from voting these securities on any of the matters to be acted upon at the meeting without your specific voting instructions. In order for these securities to be voted at the meeting, it will be necessary for us to have your specific voting instructions. Please complete and return the information requested in this form to provide your voting instructions to us promptly. 5. If the securities are registered in the name of more than one holder (for example, joint ownership, trustees, executors, etc.) then all of the registered owners must sign this VIF in the space provided on the reverse. If you are voting on behalf of a corporation or another individual, you may be required to provide documentation evidencing your power to sign this VIF with signing capacity stated. 6. This VIF should be signed in the exact manner as the name appears on the VIF. 7. If this VIF is not dated, it will be deemed to bear the date on which it is mailed by Management to the holder. 8. The securities represented by this VIF will be voted as directed by the holder; however, if such a direction is not made in respect of any matter, this VIF will be voted as recommended by Management. 9. The securities represented by this VIF will be voted or withheld from voting, in accordance with the instructions of the holder, on any ballot that may be called for and, if the holder has specified a choice with respect to any matter to be acted on, the securities will be voted accordingly. 10. This VIF confers discretionary authority in respect of amendments to matters identified in the Notice of Meeting or other matters that may properly come before the meeting. 11. This VIF should be read in conjunction with the accompanying documentation provided by Management. 12. By providing voting instructions as requested, you are acknowledging that you are the beneficial owner of, and are entitled to instruct us with respect to the voting of, these securities. 13. If these voting instructions are given on behalf of a body corporate set out the full legal name of the body corporate, the name and position of the person giving voting instructions on behalf of the body corporate and the address for service of the body corporate. To Vote Your VIF Online please visit: https://vote.odysseytrust.com You will require the CONTROL NUMBER printed with your address to the right. If you vote by Internet, do not mail this VIF. Voting by mail may be the only method for securities held in the name of a corporation or securities being voted on behalf of another individual. A return envelope has been enclosed for voting by mail.